Toni Perazzo
Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Reports Second Quarter 2018 Results

BURLINGAME, California, August 9, 2018 -- AeroCentury Corp. (the "Company") (NYSE American: ACY), an independent aircraft leasing company, today reported a second quarter net loss of $81,000, or $(0.06) per share, compared to net income of $371,000, or $0.22 per share, for the first quarter of 2018 and net income of $356,000, or $0.25 per share, for the second quarter of 2017.

In the first six months of 2018, net income decreased 76% to approximately $236,000, or $0.17 per share, from approximately $997,000, or $0.67 per share, in the first six months of 2017.

The second quarter and first six months of 2018 included $0.6 million and $1.6 million, respectively, of other income resulting from payments received from a lessee of three aircraft that were returned to the Company during 2017.  Such payments were received after the aircraft were returned and were applied toward unpaid maintenance reserves as well as amounts owed for unsatisfied return conditions of the applicable leases.  The unpaid amounts were not booked as receivables by the Company at the time of lease termination based on management's evaluation of the creditworthiness of the lessee. Therefore, the Company is accounting for payments from this lessee as they are received and they are recorded in other income.

"In the second quarter, we continued on our path of modernizing our portfolio, purchasing two mid-life Dash 8-Q400 turboprop aircraft after having previously sold five older aircraft in late 2017 and early 2018.  An unanticipated delay in closing our second quarter acquisitions resulted in a lag in reinvestment of the previous sales proceeds, and this created a short-term drag on our revenues in the first half of 2018.  The short-term effect of potential lags in reinvestment is a necessary occasional consequence of dynamic and strategic portfolio management, and we believe it is more than outweighed by the potential long-term benefit of modernizing our portfolio in terms of value retention and asset marketability, and we remain committed to continuing on this path.  The average age of aircraft we are holding for lease is now approximately 11 years," said Michael Magnusson, President.

Mr. Magnusson also commented on the progress of the Company's proposed acquisition by merger of JetFleet Holding Corp. ("JHC"), the corporation that has managed the Company's operations and aircraft portfolio since the Company's founding in 1997.  "A special meeting of the Company's stockholders to approve the Merger is scheduled for August 31, 2018, and is the final procedural step to be accomplished before we can consummate the Merger.  Although the consummation of the Merger of the Company and JHC has taken somewhat more time than we originally anticipated, both companies remain fully committed to the transaction," stated Mr. Magnusson.

Second Quarter Highlights

•	Purchase of two Dash 8-Q400 aircraft on lease to Croatia Airlines, the government-owned flag carrier of the Republic of Croatia
•	Operating lease revenue of $6.8 million
•	EBITDA[1]of $5.4 million
•	Book value per share of $33.60 as of June 30, 2018
•	91% portfolio utilization during the quarter
•	$32.5 million unused credit facility amount as of June 30, 2018

Second Quarter 2018 Comparative Data:
•
Average portfolio utilization was 91% during the second quarter of 2018, 90% in the first quarter of 2018, and 94% in the second quarter of 2017.  The change between periods was primarily due to asset sales during late 2017 and 2018, as well as the return of several aircraft at lease end in 2017.

•
Total revenue and other income decreased 1% to $7.8 million for the second quarter of 2018, compared to $7.9 million in the preceding quarter, and decreased 4% from $8.1 million in the second quarter a year ago.

o
Operating lease revenues increased 6% to $6.8 million in the second quarter of 2018 from $6.5 million in the preceding quarter and decreased 4% from $7.1 million in the year-ago quarter, reflecting assets sales during 2017.

o	Operating lease revenues accounted for 88% of total revenues in the second quarter of 2018, compared to 82% in the first quarter of 2018 and 88% in the year-ago quarter.
o	The Company recorded no maintenance reserve revenue in the first or second quarters of 2018 and $0.7 million in the second quarter of 2017.
o
During the second quarter of 2018, the Company recognized $18,100 in gains from disposal of assets, compared to $8,200 in losses in the preceding quarter and losses of $147,700 in the second quarter of 2017.

•
Total expenses increased 6% to $7.9 million from $7.4 million in the preceding quarter, primarily due to higher depreciation and interest and the second quarter provision for impairment, the effects of which were partially offset by a decrease in professional fees.  Total expenses increased 4% from $7.5 million in the year-ago quarter, primarily due to higher depreciation and interest, the effects of which were partially offset by lower maintenance costs and a smaller provision for impairment.

AeroCentury's portfolio currently consists of twenty-three aircraft and one engine that are held for lease and nine aircraft that are held under sales-type or direct finance leases.  The Company also has two turboprop aircraft that are held for sale, which are being sold in parts.

The Company's portfolio consists of eleven different aircraft types.  The current customer base comprises eleven customers operating in nine countries.

1 EBITDA is a non-GAAP measure.  See below for its method of calculation and reconciliation to its most directly comparable GAAP measure, as well as other information about the use of non-GAAP measures generally, at the end of this press release.

The following table shows the status of the Company's portfolio of aircraft and engines held for lease as of June 30, 2018, December 31, 2017, and June 30, 2017.

AIRCRAFT AND ENGINES HELD FOR LEASE
	June 30, 2018	% of net book value	December 31, 2017	% of net book value	June 30, 2017	% of net book value
Turboprop aircraft:
On lease	4	16%	2	4%	6	16%
Off lease	6	10%	8	13%	5	5%
Total turboprop aircraft	10	26%	10	17%	11	21%
Regional jet aircraft:
On lease	13	73%	13	82%	14	77%
Off lease	-	-%	-	-%	-	-%
Total regional jet aircraft	13	73%	13	82%	14	77%
Engines:
On lease	1	1%	1	1%	0	-%
Off lease[2]	0	-%	0	0%	1	2%
Total engines	1	1%	1	1%	1	2%

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding (a) the Company's path of modernizing its fleet, (b) the benefits of fleet modernization, and the potential for these benefits to outweigh the negative effect of lags in reinvestment, and (c) the Company's proposed acquisition of JHC. The Company's beliefs, expectations, forecasts, objectives and strategies for the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including but not limited to (a) the ability of the Company to dispose of older aircraft on attractive terms, acquire younger aircraft on attractive terms, or generate greater revenues from a portfolio of younger aircraft, (b) unanticipated changes of value in the Company's portfolio due to market changes or obsolescence, and (c) the failure of the Company's acquisition of JHC to be consummated, as a result of the failure to satisfy conditions precedent or otherwise. The forward-looking statements in this press release and the Company's future results of operations are subject to additional risks and uncertainties set forth under the heading "Factors that May Affect Future Results and Liquidity" in documents filed by the Company with the Securities and Exchange Commission, including the Company's quarterly reports on Form 10-Q and the Company's latest annual report on Form 10-K, and are based on information available to the Company as of the date hereof and speak only as of such date. The Company does not intend, and assumes no obligation, to update any forward-looking statements made in this press release. For these reasons, readers are cautioned not to place undue reliance on forward-looking statements.

2 Information as of 6/30/18 and 12/31/17 includes one engine that had previously been installed on an aircraft that is now being parted out.

Selected Financial Information
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017

Operating lease revenue	$6,824	$6,463	$7,110	$13,287	$14,427
Maintenance reserves revenue (1)	-	-	686		686
Finance lease revenue	361	379	432	740	758
Gain on disposal of assets	18	(8)	(148)	10	(134)
Gain on sales-type finance leases	-	-	-	-	297
Other income	581	1,051	1	1,632	1
	7,784	7,885	8,081	15,669	16,035

Depreciation	3,150	2,942	2,943	6,092	5,879
Interest	2,365	2,254	1,743	4,619	3,353
Management fees	1,502	1,447	1,498	2,949	3,005
Provision for impairment	298	-	454	298	454
Maintenance costs	69	91	405	160	662
Professional fees and other	478	680	499	1,158	1,100
Bad debt expense	-	-	-	-	-
	7,862	7,414	7,542	15,276	14,453

(Loss)/income before income taxes	(78)	471	539	393	1,582

Income tax provision	3	154	183	157	585

Net (loss)/income	$(81)	$317	$356	$236	$997

Earnings/(loss) per share:
Basic	$(0.06)	$0.22	$0.25	$0.17	$0.67
Diluted	$(0.06)	$0.22	$0.25	$0.17	$0.67

Shares used in per share computations:
Basic	1,416,699	1,416,699	1,416,699	1,416,699	1,482,997
Diluted	1,416,699	1,416,699	1,416,699	1,416,699	1,482,997

	June 30,	March 31,	December 31,	June 30,
	2018	2018	2017	2017

Total assets	$245,237	$226,188	$236,410	$241,590
Total liabilities	$197,634	$178,504	$189,043	$200,625
Shareholders' equity	$47,603	$47,684	$47,367	$40,965

(1) Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations.
Use of Non-GAAP Financial Measures
To supplement the Company's financial information presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), this press release includes the non-GAAP financial measure of EBITDA. The Company defines EBITDA as net (loss)/income, plus depreciation expense, plus interest expense and plus (minus) income tax expense (benefit).  The table below provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP.  This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or any other measure of financial performance calculated and presented in accordance with GAAP.  Rather, the Company presents this measure as supplemental information because it believes it provides meaningful additional information about the Company's performance for the following reasons: (1) this measure allows for greater transparency with respect to key metrics used by management, as management uses this measure to assess the Company's operating performance and for financial and operational decision-making; (2) this measure excludes the impact of items management believes are not directly attributable to the Company's core operating performance and may obscure trends in the business; and (3) this measure may be used by institutional investors and the analyst community to help analyze the Company's business.  The Company's non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.
	For the Three Months Ended
	June 30,	March 31,	June 30,
	2018	2018	2017
Reconciliation of Net income to EBITDA:
Net (loss)/income	$(81)	$317	$356
Depreciation	3,150	2,942	2,943
Interest	2,365	2,254	1,743
Income tax provision	3	154	183
EBITDA:	5,437	5,667	5,225